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Freeport-McMoRan Completes
Sale of Deepwater Gulf of Mexico Properties

PHOENIX, AZ, December 15, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has completed the previously announced sale of its Deepwater Gulf of Mexico (GOM) properties to Anadarko Petroleum Corporation (NYSE: APC) for $2.0 billion in cash, before closing adjustments. In connection with this transaction, FCX also settled a preferred stock obligation with its consolidated subsidiary, Plains Offshore Operations Inc., for $582 million.
Under the terms of the agreement, FCX has the right to receive additional proceeds of up to $150 million, to be paid as Anadarko realizes future cash flows in connection with a third-party production handling agreement for the Marlin platform.
FCX expects to complete the previously announced sale of its onshore California oil and gas properties before year-end 2016. Following completion of this transaction, FCX’s portfolio of oil and gas assets would include oil and natural gas production onshore in South Louisiana and on the GOM Shelf, oil production offshore California and natural gas production from the Madden area in Central Wyoming. In third-quarter 2016, these properties produced an average of 7 MBbls of oil and NGLs per day and 74 MMcf of natural gas per day.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world's largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America.
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